Exhibit 99.1

Press release
Media Relations                        Investor Relations
Mike Jacobsen, APR                        Chris Sikora
+1-330-490-4498                        +1 330-490-4242
michael.jacobsen@dieboldnixdorf.com            christopher.sikora@dieboldnixdorf.com

FOR IMMEDIATE RELEASE:
Aug. 7, 2024
Diebold Nixdorf Names Two New Independent Directors to its Board
    NORTH CANTON, Ohio -- Diebold Nixdorf (NYSE: DBD), a world leader in transforming the way people bank and shop, today announced that Maura A. Markus and Dr. Colin J. Parris have joined the company’s board of directors.
Patrick Byrne, non-executive chair of the board, Diebold Nixdorf, said: “We are excited to welcome Maura and Colin to our board. Their extensive experience in the banking and technology sectors will be a significant asset for our Board of Directors, and their leadership will further accelerate the company’s continuous improvement journey and help us build value for all our stakeholders.”
Markus is the former president and chief operating officer of Bank of the West, a role she held from 2010 to 2014. She was also a member of the board of directors, as well as the Bank’s executive management committee.  Prior to joining Bank of the West, Markus was a 22-year veteran of Citigroup, serving in a number of executive leadership roles including executive vice president - head of international retail banking in Citi’s Global Consumer Group; president, Citibank, N.A.; president, Citibank Greece; and sales and marketing director, Citibank Europe. She has more than 25 years of experience leading operations, sales and marketing in the U.S. and Europe, helping build both Bank of the West and Citibank in senior executive and board roles.  Markus currently serves as a director for Broadridge Financial Solutions and Stifel Financial Corp.
Parris is the former senior vice president and chief technology officer at GE Digital, a position he held from May 2020 to April 2024. He joined General Electric in 2014 as a GE Officer and vice president, GE Software Research. Before joining GE, Parris spent two decades at IBM in a variety of executive roles, serving most recently as vice president, systems research in the IBM T.J. Watson Research Division from 2013 to 2014, and general manager for IBM’s Power Systems business from 2010 to 2013. He has an extensive technology background with significant experience in software – with a current focus on data software and artificial intelligence – and leading digital transformations. Parris also serves as a director for APTIV, a global mobility technology company.

About Diebold Nixdorf
Diebold Nixdorf, Incorporated (NYSE: DBD) automates, digitizes and transforms the way people bank and shop. As a partner to the majority of the world's top 100 financial institutions and top 25 global retailers, our integrated solutions connect digital and physical channels conveniently, securely and efficiently for millions of consumers each day. The company has a presence in more than 100 countries with approximately 21,000 employees worldwide. Visit www.DieboldNixdorf.com for more information.
Twitter: @DieboldNixdorf
LinkedIn: www.linkedin.com/company/diebold
Facebook: www.facebook.com/DieboldNixdorf
YouTube: www.youtube.com/dieboldnixdorf

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